Exhibit 99.1

FuelCell Energy Elects Cybersecurity Entrepreneur and McKinsey Veteran John Livingston to Board of Directors

DANBURY, Conn., May 21, 2026 (GLOBE NEWSWIRE) — FuelCell Energy, Inc. (NASDAQ: FCEL) announced that John Livingston has joined its Board of Directors, effective May 19, 2026.

Livingston brings more than 25 years of experience at the intersection of strategy, technology, industrial operations and cybersecurity, advising and building businesses that operate in complex, mission-critical infrastructure environments. His background closely aligns with FuelCell Energy’s focus on delivering resilient, infrastructure-grade power solutions for data centers, digital infrastructure, utilities and other critical applications.

“John Livingston has spent his distinguished career helping industrial and technology companies navigate periods of operational and technology transformation across strategy, business operations, and cybersecurity. This makes him a strong addition to our Board as energy systems grow in complexity, AI-driven demand and digital infrastructure increasingly converge and cyber threat risk increase.” said Jason Few President and Chief Executive Officer of FuelCell Energy.

Deep Experience in Corporate Strategy and Industrial Leadership

Livingston established Verve Industrial Protection, served as its CEO, and transformed it into a leading operational technology cybersecurity platform for critical infrastructure. Verve was acquired by Rockwell Automation, a global leader in digital transformation and industrial automation. His extensive experience in operational technology environments strengthens FuelCell Energy’s Board and enhances the Company’s ability to collaborate with data center operators, hyperscalers and AI infrastructure firms facing an expanding attack surface — including substations, chillers, battery energy storage systems, on-site generation, building management systems and control networks.

Livingston also spent more than 20 years at McKinsey & Co., advising industrial, technology and infrastructure clients on growth strategy, operational transformation and technology-enabled change, and where he held multiple leadership roles focused on industrial technologies and advanced manufacturing.

“FuelCell Energy is in the right place at the right time with reliable behind-the-meter power solutions that the AI economy demands,” Livingston said. “I’ve watched with great interest and admiration as the Company has established itself as a key player at the intersection of clean power and resilience. I’m excited to support the Board and management team as we advance our long-term strategy and commercial focus.”

About FuelCell Energy

FuelCell Energy is an American clean energy technology company delivering continuous, scalable baseload power for mission-critical applications globally. The Company’s fuel cell systems generate electricity directly at the point of use, enabling reliable, low-emissions power for data centers, industrial facilities, utilities and distributed generation customers. FuelCell Energy delivers commercially proven, modular, utility-scale systems backed by global fuel cell deployments approaching one gigawatt. Learn more at www.FuelCellEnergy.com.

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